EXHIBIT 99.1




Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County (the "Bank"), for the six months ended June 30, 2009. Net income, when compared with the previous year's six month period, declined by $1,150,721 to $1,292,054, compared to $2,442,775 for the same period in 2008. For the six months ended June 30, 2009, diluted earnings per share were $0.29, compared to $0.79 for the six months ended June 30, 2008. The decline in net income was the result of several factors directly attributable to the severe economic crisis that manifested itself in the third quarter of 2008. Total assets increased to $778,383,773, up $61,698,863 from December 31, 2008, for an annualized rate of 17.22%. The increase in assets was primarily reflected in the growth of loans.

Net interest income for the six months ended June 30, 2009 increased by $438,660, or 4.53%, over the previous year. The improvement was primarily due to earning asset growth during this period. Non-interest income increased over the comparable period by $22,189 or 1.65%. The quality of the Bank's portfolio of investments and loans continued to remain strong. The Bank's management is carefully monitoring asset quality, and is making loan loss provisions as needed. The conservative posture of the Bank with respect to the calculation of loan loss provisions is evident in the provision taken during this period. The provision was increased to $1,462,373 for the six months of 2009, compared to $154,745 in the comparable period of 2008. The Bank's non-interest expense increased by 13.25% from the comparable period in the prior year. This was due to an increase in FDIC premiums and a special assessment of $509,337 incurred during the quarter. Data processing and human resources expenses increased to support the growth of the Bank's operations.

The Company's participation, as a healthy financial institution, in the Emergency Economic Stabilization Act of 2008, wherein the Company issued $15.5 million in preferred stock to the U.S. Treasury, provided additional capital, which together with our existing capital has allowed the Bank to capitalize on local market opportunities. This is reflected in both deposit gathering and lending growth trends. Retail deposit growth during the six month period continued to be strong with considerable growth in non-interest-bearing deposits of 32.47%. This core deposit growth allowed for the reduction of wholesale borrowings, thereby increasing borrowing capacity, and should realize cost savings going forward. The Bank's loan portfolio also grew by $40,694,293 or 7.49% in the current year.

As we progress through the year, new economic data demonstrates the broad scope and impact of the crisis on our economy. Our market area, due to its proximity to the center of our government, has not experienced the profound effects as some have felt in other areas. Your Board and management approached this crisis in a very conservative manner and we are carefully navigating towards the recovery. There are significant opportunities in Southern Maryland and we are well positioned to capitalize on them. To that point, Tri-County Financial and its banking subsidiary, Community Bank, were named by U.S. Banker Magazine as one of the top 200 community banks with assets under two billion. The performance criterion for this category was the three year trend on Return on Equity. I look forward to your continued support as we serve Southern Maryland's banking needs.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board